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                                                                     EXHIBIT 4.5
                                                                     -----------

                                 AMENDMENT NO. 2

                 TEFRON LTD. 1997 SHARE OPTION PLAN (THE "PLAN")

                             EFFECTIVE JULY 15, 2001


The first sentence of Section 6.1 of the Plan is amended and restated to read as follows:

     Subject to adjustment as provided in Paragraph 8 below, a total of 2,266,049 (Two Million Two Hundred Sixty Six Thousand Forty Nine) Ordinary Shares, NIS 1.00 par value per share of the Company (the "Shares"), shall be subject to this Plan.